Because the electronic format of filing Form N-SAR does not
provide adequate space for responding to Items 72DD, 73A,
74U and 74V correctly, the correct answers are as follows
Evergreen Special Equity Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	1,479,032	0.53		2,374,782	14.38
Class B	930,721	0.53 		1,036,677	13.55
Class C	447,911	0.53		674,902	13.55
Class I	3,171,113	0.53		3,856,333	14.95
Class IS	101,206	0.53		160,835	14.46

Evergreen Strategic Growth Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0.00		0.00		216,004	34.16
Class B	0.00		0.00		80,627		32.80
Class C	0.00		0.00		86,755		32.79
Class I	3,764,577	0.08		28,384,295	34.49
Class IS	4,407	             0.01		445,161	33.97
Class R	0.00		0.00		304		34.13